Exhibit 11.1
                                      EVEREST RE GROUP, LTD.
                                COMPUTATION OF EARNINGS PER SHARE
                        FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                      (Dollars in thousands)

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
                                                                  Three Months Ended
                                                                        March 30,
                                                        -------------------------------------
                                                             2003                   2002
                                                        -------------------------------------
Net Income                                              $      94,367           $      61,061
                                                        =============           =============

Weighted average common and effect
 of dilutive shares used in the
 computation of net income per share:
  Average shares outstanding
   - basic                                                 50,896,764              48,108,113
  Effect of dilutive shares:
   Options outstanding                                        618,654                 970,071
   Options exercised                                            4,598                   2,291
   Options cancelled                                            1,073                   6,506
                                                        -------------           -------------
  Average share outstanding
   - diluted                                               51,521,089              49,086,980

Weighted average common equivalent
  shares when anti-dilutive                                50,896,764              48,107,719

Net Income per common share:
 Basic                                                  $        1.85           $        1.27
 Diluted                                                $        1.83           $        1.24
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